Exhibit 10.1

Shareholders’ Agreement

dated as of [date]

by and among

Dr. Haleh Abivardi Brönner Zugerstrasse 114 6330 Cham Switzerland	(hereinafter referred to as Founder 1)

and

Dr. Golnar Abivardi Singer Krähbühlsteig 4 8044 Zurich Switzerland	(hereinafter referred to as Founder 2 and together with Founder 1, as the Founders or the Parties, and each a Founder or a Party)

and for the purpose of Section 6.5, Section 7.6 and Section 10.5 of this Agreement:

vVardis Holding AG Gubelstrasse 24 6300 Zug Switzerland	(hereinafter referred to as the Company)

relating to the shares in the Company, held by the Parties

Table of Contents

1.	Definitions		1

2.	Scope, Objective and General Undertakings		4

	2.1	Scope	4

	2.2	Objective	4

	2.3	General Undertakings	4

3.	Articles, Organizational Regulations and Other Regulations		5

4.	Shareholders’ Pool and Pool Meetings		5

5.	Exercise of Voting Rights at Shareholders’ Meetings		6

	5.1	General	6

	5.2	Specific Matters	7

6.	Board and Elections		7

	6.1	General	7

	6.2	Election of Board Members	8

	6.3	Election of the Co-Chairperson	8

	6.4	Vacancies	9

	6.5	Advisory Role	9

	6.6	No Claims	10

7.	Disposal of Shares		10

	7.1	Restrictions on Transfers and Encumbrances	10

	7.2	Permitted Transfers	10

	7.3	Individual Sunset Events	11

	7.4	Consequences of an Individual Sunset Event	11

	7.5	Rights of First Refusal	12

	7.6	Conversion of Class B Shares and subsequent Listing of the Class A Shares	13

8.	Term and Termination		14

	8.1	Coming into Effect	14

	8.2	Term and Termination	14

	8.3	Long Stop Date	15

	8.4	Effect of Termination	15

9.	Liquidated Damages		15

10.	General Provisions		16

	10.1	Nature of Rights and Obligations	16

- ii -

	10.2	Non-Competition/Non-Solicitation	16

	10.3	Notice	17

	10.4	Entire Agreement	17

	10.5	Amendments and Waivers	18

	10.6	No Assignment	18

	10.7	Severability	18

	10.8	Binding on Successors	18

11.	Governing Law and Dispute Resolution		18

	11.1	Governing Law	18

	11.2	Mediation	19

	11.3	Arbitration	19

- iii -

Whereas

A.
The Company is a corporation (Aktiengesellschaft) organized under the laws of Switzerland, registered with the register of commerce of the Canton of Zug, with company registration number CHE-304.163.134, having its registered office at Gubelstrasse 24, 6300 Zug, Switzerland.

B.
Upon completion of the Company’s initial public offering and listing of its Class A Shares on the New York Stock Exchange (the IPO), the Founders are expected to hold a combination of Class A Shares and Class B Shares.

C.
As of the date hereof, the Founders hold a majority of their Shares indirectly through vVardis Investment Holding AG, a corporation (Aktiengesellschaft) organized under the laws of Switzerland, registered with the register of commerce of the Canton of Zug, with company registration number CHE-144.993.514, having its registered office at Sihlbruggstrasse 109, 6340 Baar, Switzerland (together with any successors, assigns and permitted transferees thereof the Founders’ Holding Company), which is wholly owned and controlled by the Founders.

D.
The Parties intend to enter into this shareholders’ agreement (the Agreement) to govern their rights and obligations as Shareholders and as Founders, as applicable, all in accordance with the objective of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions

Capitalized terms used in this Agreement shall have the following meaning:

Affiliate shall mean, with respect to a Person, any Business Association that (i) is under Control of such Person, (ii) is under Control of the same Person as such Person, or (iii) has Control over such Person; Affiliated shall be construed accordingly.

AGM shall mean any annual general meeting of Shareholders of the Company.

Agreement shall have the meaning given to it in Recital D.

Annual Pool Meeting shall have the meaning set forth in Section 4(b).

Articles shall mean the articles of association of the Company, as amended from time to time.

Board shall mean the board of directors of the Company.

Board Member shall mean any member of the Board.

Business Association shall mean any corporation, company, association, foundation or other incorporated legal entity (juristische Person) or any general or limited partnership or other non-incorporated organization (Rechtsgemeinschaft) doing business, in each case regardless of the jurisdiction in which it is incorporated, organized, formed or otherwise established.

Candidate shall mean any candidates for election on the Board, as Co-Chairperson or as member of the Nomination and Compensation Committee nominated in accordance with Section 6.1.

Chairperson shall mean the chairperson of the Board.

CHF shall mean Swiss Francs.

Class A Shares shall mean the registered ordinary shares of the Company with a nominal value of CHF 0.006 each, as well as any and all future securities having the same nominal value, rights, preferences and privileges as such shares.

Class B Shares shall mean the registered shares of the Company with a nominal value of CHF 0.0006 each (voting right shares / Stimmrechtsaktien), as well as any and all future securities having the same nominal value, rights, preferences and privileges as such shares.

CO shall mean the Swiss Code of Obligations.

Co-CEO shall mean each (Co-)Chief Executive Officer of the Company, and initially the Founders.

Co-Chairperson shall have the meaning set forth in Section 6.3(a), and initially the Founders.

Company shall have the meaning set forth on the cover page of this Agreement.

Control shall be deemed to exist if a Person, alone or jointly with another Person, directly or indirectly, (i) owns more than half of the voting rights of a Business Association, or (ii) is otherwise able to direct the business affairs of a Business Association by virtue of any legal or factual circumstances; Controlled shall be construed accordingly.

EGM shall mean any extraordinary general meeting of Shareholders of the Company.

Eligibility Requirements shall have the meaning set forth in Section 6.1(b).

Executive Committee shall mean executive committee as contemplated by the Articles and the Organizational Regulations.

Founder Family Entity shall mean, with respect to a Founder, any trust, foundation, corporation or partnership that is (i) Controlled and represented by such Founder, and (ii) established for the benefit of such Founder and/or her spouse, relatives in line of ascent or descent, or siblings; the Founders’ Holding Company shall be deemed a Founder Family Entity.

Founders shall have the meaning set forth on the cover page of this Agreement.

Founders’ Holding Company shall have the meaning set forth in Recital C.

Founder’s Exercise Period shall have the meaning set forth in Section 7.5(b).

Group shall mean the Company and all its Affiliates.

Individual Sunset Event shall have the meaning set forth in Section 7.3.

IPO shall have the meaning set forth in Recital B.

Long Stop Date shall have the meaning set forth in Section 8.3.

Nomination and Compensation Committee shall mean the nomination and compensation committee of the Board or such other committee of the Board or subset of directors as may from time to time be responsible for matters relating to the compensation and nomination of executive officers and directors of the Company, in each case as contemplated by the Articles and the Organizational Regulations.

Notified Founder shall have the meaning set forth in Section 7.5(a).

NYSE shall mean the New York Stock Exchange, being the stock exchange on which the Class A Shares are expected to be traded upon completion of the IPO.

Offer Terms shall have the meaning set forth in Section 7.5(a).

Offered Shares shall have the meaning set forth in Section 7.5(a).

Organizational Regulations shall mean the organizational regulations, including any committee charters, of the Company, as amended from time to time.

Party and Parties shall have the meanings set forth on the cover page of this Agreement.

Permitted Transfer shall have the meaning set forth in Section 7.1(e).

Person shall mean any individual person (natürliche Person), any corporation, company, association, foundation or other incorporated legal entity (juristische Person), any general or limited partnership or other non-incorporated organization (Rechtsgemeinschaft) doing business, or any state, governmental or other authoritative administration, entity or body.

Pool Meeting shall have the meaning set forth in Section 4(a).

Pool Shares shall have the meaning set forth in Section 2.1(b).

Prospective Purchaser shall have the meaning set forth in Section 7.5(a).

Relevant Imprisonment shall have the meaning set forth in Section 6.2(b)(i).

ROFR Notice shall have the meaning set forth in Section 7.5(a).

Sale Agreement shall have the meaning set forth in Section 7.5(a).

Selling Founder shall have the meaning set forth in Section 7.5(a).

Shareholder shall mean any holder of equity securities (Beteiligungspapiere) in the Company.

Shareholders’ Meeting shall mean any AGM or EGM.

Shares shall mean the Class A Shares and the Class B Shares, as well as any other shares of any class or nominal value and other equity securities (Beteiligungspapiere) in the Company having voting rights.

Trading Day shall mean any day on which securities are traded on the NYSE according to its trading calendar.

2.	Scope, Objective and General Undertakings

2.1	Scope

(a)
This Agreement shall govern the relationship between the Parties in their capacities as direct or indirect Shareholders, as Board Members, as Co-Chairperson, as Co-CEOs, as members of the Executive Committee, and/or as advisors to the Company or any Group company, as applicable.

(b)
This Agreement shall bind the Parties with respect to the Shares that they hold directly or indirectly from time to time, including, but not limited to, any Shares held through any Founder Family Entity (all such Shares collectively the Pool Shares).

2.2	Objective

The objective of this Agreement is for the Parties to facilitate the Founders’ continued long-term stewardship of the Company with a view to enable the Company to create sustainable long-term value for its Shareholders.

2.3	General Undertakings

(a)
Each Party undertakes in its function as direct or indirect Shareholder and, as applicable, as Board Member, as Co-Chairperson, as Co-CEO, as members of the Executive Committee or as advisor to the Company or any Group company to exercise her voting rights and other Shareholder’s rights and, as applicable, her powers and voting rights as a Board Member or a member of a Board committee, as Co-CEO, as member of the Executive Committee, such as to take, and to cause any of its representatives on the Board to take, all such actions as are legally permissible and reasonably necessary or appropriate to implement the objective of this Agreement and to ensure that the provisions of this Agreement are complied with.

(b)
If the Board fails to put a matter on the agenda of, or make a motion to, a Shareholders' Meeting in accordance with a resolution of a Pool Meeting, the Parties undertake to exercise their rights as Shareholders to implement such resolution by calling an EGM, requesting an agenda item, making a shareholder motion or otherwise, as may be required, and to cast their votes at such Shareholders’ Meeting in favor of the respective resolutions and in accordance with the respective resolution of the Pool Meeting.

(c)
The Parties undertake not to enter into any separate arrangements or agreements with other Shareholders or with third-parties, which would contradict any provisions of this Agreement or which may adversely affect the rights of the Parties hereunder.

(d)
Each Founder shall procure that the Founders’ Holding Company and any other or Founder Family Entity through which such Founder holds Shares indirectly complies with the obligations of such Founder under this Agreement as if such entity were a Party.

3.	Articles, Organizational Regulations and Other Regulations

In the event of any conflict or discrepancies between the provisions of this Agreement and the Articles, the Organizational Regulations or any other constitutive, organizational or governing documents of the Company, the provisions of this Agreement shall prevail to the extent such conflicts or discrepancies pertain to matters among the Parties.

4.	Shareholders’ Pool and Pool Meetings

(a)
The Parties shall form a shareholders’ pool, and shall take decisions in meetings as provided in this Section 4 (any such meeting a Pool Meeting) on all matters falling within the competence of the Shareholders’ Meetings.

(b)
A Pool Meeting (the Annual Pool Meeting) shall be held annually, after the meeting of the Nomination and Compensation Committee preceding the Board meeting in which the Board is scheduled to approve the agenda and motions for the next AGM and at least five (5) calendar days prior to such Board meeting.

(c)
Either Founder may convene the Annual Pool Meeting by providing at least seven (7) calendar days’ notice by letter or e-mail to the other Founder. The date of the Annual Pool Meeting shall be pre-announced with at least five (5) calendar days’ notice. The foregoing notice requirements shall not apply if both Founders waive compliance therewith; in such case, the Annual Pool Meeting may be held without observance of any notice period. The agenda of the Annual Pool Meeting shall include:

(i)	the proposal of Candidates for election to the Board or as Co-Chairperson or as member of the Nomination and Compensation Committee as required under Section 6;

(ii)	any matters on which the upcoming AGM will likely have to decide; and

(iii)	any other matters requested by either Founder.

(d)
Pool Meetings shall be held at any location agreed by the Parties, or via telephone or video conference or similar communication technology so that both Founders (or their representatives) can hear and be heard by each other.

(e)
In addition to the Annual Pool Meeting, either Founder may convene a Pool Meeting at any time by indicating the agenda items by letter or e-mail with at least five (5) calendar days’ notice to the other Founder; in urgent cases, the notice period may be reduced to one (1) calendar day.

(f)
Either Founder may request that additional items be placed on the agenda of a Pool Meeting already convened. Such request must be submitted by letter or e-mail to the other Founder at least five (5) calendar days before the Pool Meeting; in urgent cases, this period may be reduced to one (1) calendar day.

(g)	If neither Founder requests an oral deliberation, resolutions of a Pool Meeting may also be passed in writing (e-mail consent or any other form demonstrable via text being sufficient).

(h)
A Founder may have herself represented at a Pool Meeting by the other Founder or by any third party; provided that such third party shall be subject to confidentiality and shall not be Affiliated with a competitor of the Company or the Group.

(i)	The Pool Meeting shall pass its resolutions with the consent of both Founders. Neither Party shall have a casting vote.

(j)
Resolutions may only be passed on motions concerning agenda items which have been duly announced in accordance with this Section 4. The agenda cannot be changed or amended in the course of a Pool Meeting unless both Founders consent.

(k)	A Pool Meeting may be convened and held at any time without observance of any notice period and without a formal agenda, provided that both Founders have waived such requirements.

(l)	All resolutions of Pool Meetings shall be documented in writing by minutes or by exchange of e-mail and signed or confirmed in writing (e-mail being sufficient) by each Founder or her representative.

5.	Exercise of Voting Rights at Shareholders’ Meetings

5.1	General

(a)
The Parties undertake to exercise their voting rights at the Shareholders’ Meetings in accordance with the provision of this Agreement and the resolutions passed at the Pool Meeting preceding the respective Shareholders’ Meeting.

(b)
If, with regard to a specific matter, the Founders resolved to vote in a specific manner, each Founder shall be required to vote at the applicable Shareholders’ Meeting with all Pool Shares on such matter accordingly.

(c)
If the Founders do not agree on how to vote on a particular matter, the Founders shall be required to vote with all Pool Shares (i) in favor of the motions of the Board at the applicable Shareholders’ Meeting as set forth in the notice of such meeting, or (ii) if a motion is proposed by a Shareholder, in accordance with the recommendations of the Board (except for elections to the Board, as to which the Founders may vote individually).

5.2	Specific Matters

The following exceptions to the general voting rules described in Section 5.1 shall apply:

(i)
both Parties undertake to always vote with all Pool Shares for a motion of the Board (or for a motion of a Founder, respectively) regarding the conversion of Class B Shares into Class A Shares that is required to be approved pursuant to Section 7.6 or Section 8.3 of this Agreement;

(ii)
each Party undertakes to always vote with all Pool Shares for the election of the other Founder as a Board Member in accordance with Section 6.2; for all other elections or removals to or from the Board, the Founders may vote their Pool Shares individually.

6.	Board and Elections

6.1	General

(a)
The Parties agree that each Founder shall be entitled to a Board seat, and the Parties undertake to vote for each Founder to be elected or re-elected (as applicable) as Board Member as further described in and subject to Section 6.2. In addition, the holders of Class A Shares shall, in accordance with applicable law, be entitled to Board representation.

(b)	Candidates may only be selected in accordance with this Section 6 and voted for by the Parties at the Shareholders’ Meetings if they satisfy the following requirements (the Eligibility Requirements):

(i)
the Candidate has no material conflict of interest with the Company and/or the Group (for the avoidance of doubt, being a Party or Affiliated with a Party shall not be deemed to give rise to such conflict of interest); and

(ii)
the Candidate has no material reputational issues (e.g. prior criminal convictions within five years prior to his or her nomination) and has not been in willful or grossly negligent breach of his or her fiduciary duties as a Board Member or has otherwise engaged in egregious behavior or gross misconduct that would make him or her appear unfit for the position of a Board Member.

The Founders are deemed to satisfy the Eligibility Requirements as of the date hereof.

(c)
Without prejudice to the Parties’ rights and obligations under this Section 6, any Party shall be free to propose Candidates to the Nomination and Compensation Committee. It shall do so no later than 10 calendar days prior to the Annual Pool Meeting and shall inform the other Founder accordingly.

(d)
The Parties shall use commercially reasonable best efforts to cause the Nomination and Compensation Committee to meet not more than 20 and not less than 10 calendar days before the Annual Pool Meeting, to duly consider the proposals of Candidates made by the Parties, and to inform the Parties of its recommendations to the Board without delay after its meeting.

(e)
If a Party opposes the selection of an individual as Candidate, because it believes that such individual does not satisfy the Eligibility Requirements, such Party shall notify the other Party thereof in writing (e-mail being sufficient) no later than five (5) calendar days prior to the Annual Pool Meeting, stating the reasons for such Party’s opposition. Upon receipt of such notification, the Parties shall use commercially reasonable best efforts to resolve the matter.

6.2	Election of Board Members

(a)
For as long as a Founder continues to hold (directly or indirectly, including through any Founder Family Entity) at least 20% of the number of Class B Shares held by such Founder (directly or indirectly) immediately following the IPO’, such Founder shall, subject to Section 6.2(b), be entitled to a Board seat and the Parties agree to vote for the election or re-election (as applicable) of such Founder as Board Member at any time during the term of this Agreement. If a Founder is no longer entitled to be elected as Board Member in accordance with the above-mentioned rule, such Founder is entitled to be engaged in another role as executive or paid executive advisory role in accordance with Section 6.5. It being understood that such Founder may still be elected or re-elected (as applicable) as Board Member.

(b)
If a Founder stands for re-election, the other Founder shall vote for such Founder’s re-election unless one of the following events has occurred and the other Founder requests the concerned Founder to step down from her function as Board Member:

(i)
the Founder is (a) legally binding sentenced (rechtskräftig verurteilt) to prison for a committed crime for a period of more than three years or a specific crime as listed in the Agreement (the Relevant Imprisonment) or (b) legally binding sentenced (rechtskräftig verurteilt) for fraud (Betrug), theft (Diebstahl), misappropriation (Veruntreuung), and/or criminal mismanagement (ungetreue Geschäftsführung) against the Company and/or any of its Affiliates (the Crimes Against Company);

(ii)
one of the following important reasons (wichtiger Grund) has occurred and reaches the intensity of Art. 337 CO, i.e. the Company would be entitled to terminate the employment agreement of a respective Founder, including if (x) the Founder is in good health and has refused to perform any services during a consecutive period of six months, or (y) the Founder has verifiably demanded and accepted bribes intended to provide a third party with advantages at the expenses of the Company.

6.3	Election of the Co-Chairperson

(a)	The Founders shall serve as co-chairperson of the Board (the Co-Chairperson, each a Co-Chairperson).

(b)
Each Founder shall, for so long as such Founder is elected or re-elected (as applicable) as a Board Member, have the right to be elected or re-elected (as applicable) as Co-Chairperson at any time during the term of this Agreement, and the other Founder undertakes to vote for such election or re-election.

(c)	The obligation under Section 6.3(b) shall not apply if one of the events listed in Section 6.2(b) has occurred and the other Founder requests the concerned Founder to step down.

(d)
If a Founder does not stand for re-election as Co-Chairperson, the remaining Founder shall serve as sole Chairperson. If neither Founder stands for re-election as (Co-)Chairperson, the Founders shall jointly propose a Candidate for election as Chairperson at the Shareholders’ Meeting.

(e)
The Parties take note of the fact that in the event of equality of votes cast in a meeting of the Board, the responsible Co-Chairperson (or Chairperson, as applicable) has the casting vote in accordance with the Company’s Articles and Organizational Regulations. Before exercising her casting vote, to the extent reasonably practicable, the Founders shall consult with each other on the matter in question.

6.4	Vacancies

The procedures set out in Section 6.2 shall apply mutatis mutandis in case of vacancies on the Board.

6.5	Advisory Role

(a)
If a Founder no longer acts as Co-Chairperson, Co-CEO or other member of the Executive Committee or in any other executive capacity with the Company or the Group, or is no longer a Board Member (e.g. due to removal or non-election, or to a termination of the employment agreement), the Company shall offer to such Founder a timely unlimited agreement for an appropriate advisory role within the Company or any Group company. The Company shall not be required to offer such advisory role in the event that a Founder has been convicted of a Crime Against Company. If the respective Founder accepts such role and signs the advisory agreement, she shall continue to be bound by this Agreement. Otherwise, if she refuses the advisory role, such refusal shall be deemed being an Individual Sunset Event in accordance with Section 7.3(d).

(b)
If a Founder ceases to serve as Co-Chairperson, Co-CEO, a member of the Executive Committee or in any other executive capacity with the Company or any member of the Group, or ceases to be a Board Member, but continues to provide advisory services to the Company or any member of the Group and continues to hold (directly or indirectly, including through any Founder Family Entity) at least 20% of the number of Class B Shares held by such Founder (directly or indirectly) immediately following the IPO, the Parties undertake to exercise their Shareholders’ rights and/or Board Members’ rights, as applicable, to secure for such Founder the right to attend meetings of the Board as a non-voting observer.

6.6	No Claims

No Party shall, and the Parties shall use reasonable best efforts to ensure that the Company will not, make any claim against any Party in connection with her mandate, as appropriate, as a Board Member, Co-Chairperson, Co-CEO, member of the Executive Committee, except in case of willful misconduct or gross negligence. For the avoidance of doubts nothing in this article shall be construed to constitute an undertaking of a Party to hold the Company and/or any Board Member, Co-Chairperson, Co-CEO, member of the Executive Committee or advisor harmless from any such claims.

7.	Disposal of Shares

7.1	Restrictions on Transfers and Encumbrances

(a)
No Party shall, directly or indirectly, offer, sell, transfer, convey or otherwise dispose of, or solicit any offers to purchase or otherwise acquire, any of its Class B Shares or any rights associated therewith unless in case of a Permitted Transfer (Section 7.1(e)) or otherwise in accordance with this Agreement.

(b)	Except as set forth in Section 7.1(d), no Party shall grant any option or other rights in all or any of its Class B Shares.

(c)	Each Party undertakes to ensure that in case of divorce, her spouse has no entitlement that any Class B Shares are being transferred to them.

(d)
If a Party wishes to create any security interest over all or any of its Shares, in the form of a pledge, lien, encumbrance, charge or otherwise (provided that the voting rights attached to such Shares remain with such Party until any enforcement event), it shall notify the other Founder, prior to the perfection of such security interest, of the name of its beneficiary and the number of Shares that will be subject thereto. If such security interest concerns any Class B Shares held by a Party, such Party undertakes to ensure that the relevant security interest agreement acknowledges this Agreement and, the right of first refusal of the other Founder in case of any enforcement event, and the fact that the Class B Shares have to be mandatorily converted into Class A Shares in the event of an enforcement event, in which the other Founder does not (fully) exercise her right of first refusal.

(e)
For the avoidance of doubt, the restrictions set forth in Section (d) shall not apply to any pledge, lien, encumbrance, charge or other security interest created over Class A Shares held by a Founder as of the date of this Agreement or acquired by a Founder at any time thereafter.

7.2	Permitted Transfers

The following sales and transfers of all or part of the Class B Shares directly or indirectly held by a Party shall be permitted transfers (the Permitted Transfer):

(a)	a transfer or a sale to the other Founder, provided that the pro rata rights of first refusal of the other Parties described in Section 7.5 are complied with;

(b)
a transfer to or from a Founder Family Entity (including the Founders’ Holding Company), provided that (i) such Founder Family Entity remains at all times Controlled and represented by the transferring Founder (or, in the case of the Founders’ Holding Company, Controlled by both Founders), and (ii) such Founder Family Entity previously accedes to this Agreement by executing a deed of adherence in the form as set forth in Annex 7.2(b) (to the extent not already bound by this Agreement).

7.3	Individual Sunset Events

The following events qualify as an Individual Sunset Event:

(a)
a Founder ceases to hold (directly or indirectly, including through any Founder Family Entity) at least 10% of the number of Class B Shares held by such Founder (directly or indirectly) immediately following the IPO’;

(b)	the death of a Founder;

(c)
a Founder becomes incapacitated in a manner that causes such Founder permanently, but not temporarily, to be unable to perform such Founder’s function as Co-Chairperson, Co-CEO, member of the Executive Committee, Board Member or advisor to the Company or any Group company (as applicable) (i.e. an incapacity of 12 or more consecutive months), it being understood, however, that a temporary inability to act (Handlungsunfähigkeit) of a Founder does not lead to an Individual Sunset Event. During a temporary inability to act, such Founder can be represented by her legal representative at respective Pool Meetings and Shareholders’ Meetings. Further, for the avoidance of doubt, it is agreed that a full or partial physical disability (volle oder teilweise körperliche Behinderung) is not tantamount to an Individual Sunset Event; or

(d)
a Founder is no longer acting as Co-Chairperson, Co-CEO, other member of the Executive Committee of the Company, Board Member or in an advisory role with the Company or its controlled Affiliates (including as a result of a refusal of an advisory role offered pursuant to Section 6.5).

7.4	Consequences of an Individual Sunset Event

If an Individual Sunset Event occurs, the following process shall be applicable:

(a)
in a first step, the Class B Shares held (directly or indirectly) by the Founder concerned by an Individual Sunset Event shall be offered to the other Founder in accordance with the right of first refusal set forth in Section 7.5;

(b)
in a second step, if the other Founder does not (fully) exercise her right of first refusal set forth in Section 7.5 below, the remaining Class B Shares held by the Founder concerned by an Individual Sunset Event shall be subject to the mandatory conversion into Class A Shares as described in Section 7.6 below;

(c)
finally, in a third step, the converted Class A Shares shall be listed on the NYSE; provided that the Parties acknowledge that (i) such converted Class A Shares may constitute "restricted securities" or be held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act, and accordingly may not be freely tradeable upon listing without registration or an applicable exemption, (ii) the Company shall use commercially reasonable efforts to cause any restrictive legends on such converted Class A Shares to be removed as promptly as practicable following the satisfaction of applicable holding period and other requirements under Rule 144 (or pursuant to an effective registration statement), and (iii) the Parties undertake to take all actions and steps, and/or to support all actions and steps to be taken by the Company, to implement such listing and, to the extent reasonably practicable, to facilitate the tradeability of such shares.

7.5	Rights of First Refusal

(a)
(1) If a Founder intends to voluntarily dispose of its Class B shares; or (2) if a Founder (the Selling Founder) receives a bona fide offer from a third-party (the Prospective Purchaser) to acquire all or a part of the Selling Founder’s Class B Shares (the Offered Shares); or (3) if the Selling Founder and the Prospective Purchaser have already entered into an agreement relating to the sale and transfer of the Offered Shares (the Sale Agreement, which, however, must include a condition precedent to the effect that such sale and transfer may only be consummated if the Selling Founder is permitted to sell the Offered Shares under this Agreement, in particular that the Offered Shares are converted into Class A Shares prior to such sale and transfer); or (4) if a security interest over Class B Shares in accordance with 7.1(d) is enforced; or (5) if an Individual Sunset Event occurs, affecting the Selling Founder, then the Selling Founder shall give notice thereof (the ROFR Notice) to the other Founder (the Notified Founder) as well as to the Co-Chairperson (in their capacity as such). In case of an Individual Sunset Event according to Section 7.3(b) and 7.3(c) the ROFR Notice shall be given by the legal successors of the Selling Founder or its legal representative. Such ROFR Notice shall (i) state the name and address of the Prospective Purchaser, and (ii) include the price and other main terms and conditions for the Offered Shares as offered by the Prospective Purchaser (the Offer Terms). In case of a voluntary disposal of Class B Shares or an Individual Sunset Event, the Selling Founder may at its own discretion choose, whether the compensation for the Offered Shares shall consists (i) in Class A Shares, whereby the conversion shall be effectuated through a 1:10 exchange against Class B Shares (1 Class A Share = 10 Class B Shares), or (ii) in a cash payment based on the stock market price of the Class A Shares (exchange rate on the date of the ROFR), or (iii) in a combination of (i) and (ii).

(b)
Upon receipt of the ROFR Notice, the Notified Founder has the right, by giving written notice to the Selling Founder, with a copy to the Co-Chairperson (in their capacity as such), until 10 calendar days prior to the Annual Pool Meeting, preceding the AGM, in which the conversion of the Offered Shares into Class A Shares is to be put as an agenda item (the Founder’s Exercise Period), to indicate the number of Offered Shares (but not more than the aggregate number of Offered Shares) that such Notified Founder is willing to purchase on the terms and conditions stated in the ROFR Notice.

(c)	Any costs and fees which might be incurred in connection with the exercise of the right of first refusal shall be split between the Selling Founder and the Notified Founder (50:50).

(d)
If not all Offered Shares are purchased by the Notified Founder in accordance with this Section 7.5, the Selling Founder may request to have its Class B Shares converted into Class A Shares according to Section 7.6 and subsequently listed on the NYSE, and the Parties undertake to take all actions and steps, and/or to support all actions or steps to be taken by the Company to implement such listing.

7.6	Conversion of Class B Shares and subsequent Listing of the Class A Shares

(a)	Class B Shares may only be converted into Class A Shares by resolution of the competent corporate body, as follows:

(i)
if a Founder intends to dispose of its Class B Shares and therefore sends a ROFR Notice to the other Founder and the Co-Chairperson (in their capacity as such), the Founders and the Co-Chairperson (in their capacity as such) shall ensure that the conversion of the concerned Class B Shares into Class A Shares be put as an agenda item on the agenda of the Annual Pool Meeting and the next meeting of the competent corporate body (to the extent that the other Founder has not notified in writing, that it will exercise its right of first refusal with regard to the Offered Shares within the Founder’s Exercise Period), and the Founders undertake to approve such conversion at the Annual Pool Meeting and the meeting of the competent corporate body; and

(ii)
if Class B Shares are to be converted into Class A Shares following an Individual Sunset Event (and to the extent that the other Founder has not notified in writing, that it will exercise its right of first refusal with regard to the Offered Shares within the Founder’s Exercise Period), the concerned Founder shall be granted a period of grace between 13 and 24 months, i.e. (A) the conversion of the concerned Class B Shares into Class A Shares shall be put as an agenda item on the agenda of the Annual Pool Meeting and the meeting of the competent corporate body the earliest 13 months (but no later than 24 months) following the occurrence of such Individual Sunset Event; (B) the Board shall propose to the meeting of the competent corporate body to approve the conversion; and (C) the Founders undertake to approve such conversion at the Annual Pool Meeting and the meeting of the competent corporate body; and

(iii)
following the conversion of the Class B Shares into Class A Shares as described above, such new Class A Shares shall be listed on the NYSE; provided that the Parties acknowledge that (i) such converted Class A Shares may constitute "restricted securities" or be held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act, and accordingly may not be freely tradeable upon listing without registration or an applicable exemption, (ii) the Company shall use commercially reasonable efforts to cause any restrictive legends on such converted Class A Shares to be removed as promptly as practicable following the satisfaction of applicable holding period and other requirements under Rule 144 (or pursuant to an effective registration statement), and (iii) the Parties undertake to take all actions and steps, and/or to support all actions and steps to be taken by the Company, to implement such listing and, to the extent reasonably practicable, to facilitate the tradeability of such shares.

(b)
The Company undertakes to take all necessary actions and steps in its power to implement the conversion of the Class B Shares into Class A Shares and the subsequent listing of the new Class A Shares according to the steps described in paragraph (a) above. Any costs related with the listing of the Class A Shares shall be borne by the Company.

(c)
If conversion from Class B Shares into Class A Shares is not approved by the competent corporate body, the Company can buy back the Class B Shares against Class A Shares, or, should the Company be unable to buy back the Class B Shares, the Founder that requested such a conversion, following a ROFR Notice, and that approved such conversion at the respective meeting of the competent corporate body, shall be free to sell its Class B Shares to any third party, subject to compliance with applicable law.

8.	Term and Termination

8.1	Coming into Effect

This Agreement shall take immediate effect, except its Section 4 through 7, which shall take effect as per the start of trading of the Class A Shares on the NYSE.

8.2	Term and Termination

(a)
This Agreement is entered into for an initial fixed period ending twenty years from its effective date. Thereafter, this Agreement shall continue to be in effect for successive periods of five years unless terminated by any Party upon twelve months' prior written notice to the other Party on the last day of the initial fixed term or the relevant five-year period. Any such termination shall terminate this Agreement in its entirety.

(b)	Contrary to Art. 545 CO, this Agreement shall not be terminated, but shall continue to be in effect:

(i)
in case of death of a Party, provided that in such event, the heir(s) shall become a Party or Parties to this Agreement (einfache Nachfolgeklausel), and shall, hence, execute a deed of adherence hereto in the form as set forth in Annex 7.2(b); and

(ii)
in case of bankruptcy of a Party, if a Party is placed under guardianship or if the liquidating interest of a Party is subject to an execution sale, in which cases the rights of such Party may be exercised by a legal representative to the extent provided by applicable law, provided that, if a continuation of the Agreement with the Party affected by such events (represented by a legal representative, as the case may be) is not permitted under applicable law, the Agreement shall terminate.

(c)
If one of the Parties has disposed of all of its Shares in accordance with the provisions of this Agreement, then, upon completion of such disposal, this Agreement shall terminate in relation to such Party.

(d)
This Agreement shall terminate automatically for any Party that ceases to be a Party hereto in accordance with the terms of this Agreement. In such event, this Agreement shall continue to be in full force and effect among the remaining Party and the Company, where relevant.

(e)
Each Party has the right to terminate this Agreement by serving a six months’ prior written notice and a ROFR Notice to the other Founder, such termination, however, becoming only effective upon the sale or conversion of all Class B Shares held by such Party in accordance with the provisions in Section 7.5 and 7.6, respectively (such Section 7.5 and 7.6 being applicable mutatis mutandis).

8.3	Long Stop Date

(a)	If the IPO has not been completed until September 30, 2027 (the Long Stop Date), the Parties undertake to:

(i)	immediately, but no later than 20 days following the Long Stop Date, request that an EGM is held and to put an agenda item at the EGM to convert the Class B Shares into Class A Shares;

(ii)	at the EGM, vote all of their Shares in favor of such conversion and take all such other action as necessary or helpful in order to implement the conversion.

(b)	Upon the registration of the conversion of all Class B Shares into Class A Shares with the competent commercial register, following the Long Stop Date, this Agreement will be automatically terminated.

8.4	Effect of Termination

(a)	The termination of this Agreement shall not affect the Parties’ obligations and liabilities which have come into existence prior to the effective date of termination.

(b)
Notwithstanding the termination of this Agreement, the Parties shall keep all manufacturing or trade secrets including customer base, technical, organizational and financial information and all other information directly or indirectly related to the business of the Company or to the business of any customer of the Company confidential and shall refrain from disclosing it or using it in any way for their own benefit or for the benefit of any person other than the Company.

9.	Liquidated Damages

(a)
Each Party, who does not comply with the voting requirements set forth in Section 5, 6.2(a), or 6.3(b) or with the non-competition/non-solicitation obligation set forth in Section 10.2 below shall pay liquidated damages (Konventionalstrafe) to the non-defaulting Party in the aggregate amount of CHF 1 million for each violation.

(b)
Notwithstanding the payment of the liquidated damages, the defaulting Party (i) shall be liable to the non-defaulting Party for any losses and damages incurred by such non-defaulting Party in excess of the amount of CHF 1 million as set forth in the preceding paragraph, and (ii) shall continue to be bound by the terms of the violated provision, for which the non-defaulting Party may continue to seek specific enforcement and/or such other injunctive relief as may be granted by any court or arbitral tribunal of any competent jurisdiction.

10.	General Provisions

10.1	Nature of Rights and Obligations

(a)
Except as specifically provided otherwise in this Agreement, the rights and obligations of the Parties hereunder shall be several and not joint. Each Party may exercise and enforce its rights hereunder individually in accordance with this Agreement, and the non-performance by a Party shall not relieve the other Party from performing its obligations under this Agreement, nor shall the other Party be liable for the non-performance by the defaulting Party.

(b)
With the exception of Section 6.5, Section 7.6 and Section 10.5, which shall confer directly enforceable rights and obligations to the Company, no person other than the Parties hereto shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer on any Person other than the Parties any rights, benefits or remedies.

(c)
The Parties agree that they do not form a simple partnership in the sense of Art. 530 et seqq. CO and waive the application of such provisions to the extent possible. In particular, no Party shall have the right to act on behalf or in the name of the other Party.

10.2	Non-Competition/Non-Solicitation

(a)
Each Party undertakes for the entire term of this Agreement and for a period of one (1) year after termination of this Agreement that without the prior written consent of the other Founder she will not:

(i)	directly or indirectly engage in any way in any business which is competitive with the Company’s and/or the Group’s business; or

(ii)	use directly or indirectly any knowledge acquired as Shareholder and/or Founder for an activity competing with the Company’s and/or the Group’s business; or

(iii)
on his/her own behalf or for any other person or company directly or indirectly offer employment to or procure employment for any management employee of the Company and/or the Group or solicit or induce any management employee of the Company to leave his/her employment with the Company and/or the Group.

(b)	Any continuing breach of this non-competition and non-solicitation clause of one (1) month shall be deemed to be a new violation with a new liquidated damages according to Section 9 as consequence.

10.3	Notice

(a)
Unless expressly otherwise provided in this Agreement, all notices or other communications to be given under or in connection with this Agreement shall be made by e-mail (PDF scan) to the e-mail addresses set out below:

If to Founder 1	Haleh Abivardi Brönner Zugerstrasse 114 6330 Cham Switzerland E-Mail: ha@vvardis.com
If to Founder 2	Golnar Abivardi Singer Krähbühlsteig 4 8044 Zurich Switzerland E-Mail: ga@vvardis.com
If to Company:	vVardis Holding AG Attn.: General Counsel Gubelstrasse 24 6300 Zug Switzerland E-Mail: keith.koford@vvardis.com With copy to: Dieter.Gericke@homburger.ch

(b)	Any notice given under this Agreement shall simultaneously be sent to any relevant other Party and, where not already an addressee, to the Company, in each case for information purposes only.

(c)
Any notices and communications given under this Agreement, except such notices given under Section 4, shall, in addition to the requirements under Section 10.3(a), be delivered to the respective recipient by hand or sent (postage prepaid) by registered, certified or express mail (return receipt requested) or overnight courier to be dispatched concurrently with the notification pursuant to Section 10.3(a).

(d)
In the event of a change in the address, or e-mail address of a Party or the Co-Chairperson or the person authorized for the receipt, such Party or the Co-Chairperson, as applicable, shall notify the other Party and the Co-Chairperson, as applicable, thereof in accordance with Section 10.3(a), upon which the new address information shall be applicable.

10.4	Entire Agreement

This Agreement, including the Annexes and all other written agreements and arrangements between the Parties, which are expressed to be supplemental to this Agreement, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof. This Agreement supersedes all previous agreements or arrangements, negotiations, discussions, correspondence, undertakings and communications, whether oral or in writing, express or implied.

10.5	Amendments and Waivers

This Agreement may only be modified or amended (i) by a document signed by both Parties, or (ii) with regard Section 6.5, Section 7.6 and this Section 10.5 by a document signed by both Parties and the Company. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision. A waiver by one of the Parties is effective only with respect to such Party.

10.6	No Assignment

Unless explicitly set forth herein, neither Party shall assign this Agreement or any of its rights or obligations hereunder to any third-party without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 10.6 shall be void.

10.7	Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason, such provision shall, if possible, be amended rather than be void in order to achieve a result, which corresponds to the maximum extent possible to the intention of the Parties. The nullity or amendment of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement. For the avoidance of doubts, this Section 10.7 is not intended to modify or abrogate the authority of the competent arbitral tribunal to replace an invalid provision of this Agreement in accordance with Swiss law.

10.8	Binding on Successors

All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and legal representatives.

10.9	Electronic Signatures

The Parties agree that this Agreement may be executed and delivered by electronic means. Any signature transmitted by electronic mail in PDF format, by DocuSign, Adobe Sign, Skribble or any other electronic signature method permitted under applicable Swiss law shall be deemed to be an original signature and shall have the same legal effect, validity and enforceability as a handwritten signature. Each Party waives any objection to the validity or enforceability of this Agreement solely on the grounds that it has been executed or delivered by electronic means.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

11.	Governing Law and Dispute Resolution

11.1	Governing Law

This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles.

11.2	Mediation

Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be submitted to mediation in accordance with the Swiss Rules of Mediation of the Swiss Arbitration Center in force on the date when the request for mediation was submitted in accordance with such Swiss Rules of Mediation. The seat of the mediation shall be in Zurich, Switzerland. The mediation shall be conducted in German.

11.3	Arbitration

Any dispute, controversy or claim arising out, in connection with or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be finally resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Center in force on the date on which the Notice of Arbitration is submitted in accordance with such rules. The number of arbitrators shall be three. The place of the arbitration shall be in Zurich. The arbitral proceedings shall be conducted in German, provided, however, that any written evidence may be submitted in English or German language.

[Signatures on next page]

Executed as of the date written on the cover page to this Agreement.

Name: Haleh Abivardi Brönner

Name: Golnar Abivardi Singer

vVardis Holding AG

Name:

Annex 7.2(b)

Form of Deed of Adherence

Whereas, certain shareholders of vVardis Holding AG, Zug, Switzerland (the Company) have entered into a shareholders’ agreement dated [■] (the Shareholders’ Agreement), enclosed hereto and constituting an integral part of it;

Whereas, the undersigned [Name], [Address] (the New Shareholder) wishes or intends to acquire Class B Shares in the Company in accordance with Section 7.1(e) or 7.4 of the Shareholders’ Agreement;

Whereas, the Shareholders’ Agreement provides for such case that the transferee of such Class B Shares shall adhere to the Shareholders’ Agreement prior to acquiring any Class B Shares.

Now, therefore, the New Shareholder covenants as follows:

(a)	The New Shareholder confirms that it has received and read a copy of the Shareholders’ Agreement, and

(b)	herewith irrevocably and unconditionally accedes as a party to the Shareholders’ Agreement and undertakes any and all right and obligations determined in the Shareholders Agreement.

This Deed shall be governed by and construed in accordance with Swiss substantive law.

The jurisdiction clause contained in the Shareholders’ Agreement shall also govern any dispute arising out or related to this Deed.

Unless otherwise defined herein, capitalized terms shall have the meanings as set forth in the Shareholders’ Agreement.

Executed as a deed on the date written above.

Name:

Appendix 1: Shareholders' Agreement